EXHIBIT 99.1

Remarks of Michael Golde, Chief Financial Officer at the 2014 Annual Meeting of Shareholders of Corporate Resource Services, Inc.

Fellow shareholders, two thousand-fourteen has been a year of both achievements and challenges.

We began the year working with our new auditing firm, Crowe Horwath, to bring our accounting procedures and practices into compliance with the SEC’s reporting requirements.

We revised certain prior period amounts and presentations to reflect our change in fiscal year end and to reflect the correction of certain errors.

To say that there was much work to be done vastly understates the scope of the work that was accomplished. As you know, we operate approximately 250 staffing and on-site facilities throughout the U.S. and the U.K., and we offer services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies.

Our work with Crowe Horwath allowed us to begin to implement a series of new internal processes that has boosted the quality of the information we receive internally every quarter. And ultimately, we were able to release our third quarter earnings ahead of the SEC’s reporting requirements and thus meet NASDAQ’s deadline to be in compliance with it’s and the SEC’s financial reporting regulations.

I want to acknowledge the people who assisted in this project, including:

•	our new Global Controller, Henry Ewen;
•	our new Vice President of Process, Systems and Controls, Rich Battino;
•	our Vice President of Financial Planning and Analysis, Alex Sellas;
•	all of our dedicated employees in the finance function, as well as,
•	the team from Crowe Horwath.

Looking at trends for our business, broad demographics continue to support CRS. Despite the officially reported decreases in unemployment, limited employment opportunities have caused many to leave the labor force. In fact, there has been a steady decline in the participation rate of adults in the labor market since the peak in 2000. Overall, this long-term trend benefitted temporary employment.

As we announced on December 10th, we reported record weekly sales of $23.1 million for the week ending Nov. 29th, up 25 percent from the same week last year. We believe that we are well on our way to reporting record revenues for 2014.

The CRS footprint expanded notably this year. In March, we acquired Nationwide Screening Services, a business with 65% gross margins that has expanded significantly since we bought it. Nationwide now completes almost as many background checks on a monthly basis as it did for all of 2013. Many of these sales were to current clients.

Our acquisition of Flex-Plus with its i-Integra recruiting automation tool provides CRS with state-of-the-art technology that we are using in the U.K. and intend to roll out in the U.S. when the time is right.

In addition to our footprint expansion, we’ve reduced expenses. During the past five years, we have been one of the most acquisitive companies in the staffing industry, completing strategic acquisitions in the U.S. and abroad. Over the past three years, we have integrated these acquired companies into our global platform and eliminated multiple layers of redundant expenses, including the consolidation of more than twenty-five branch offices.

This has had two results: First, we have realized substantial efficiencies through the integration of centrally-managed back office functions. And second, CRS has used each acquisition as a platform to introduce a wide range of corporate offerings, expanding the value and reach of each individual business.

As we mentioned during our third quarter conference call, our partnership with Equifax and its TALX software has identified significant potential unemployment cost savings in our New Jersey market.

To recap, in the first several months of using the Equifax system, our protest rate, or the percentage of unemployment claims contested in New Jersey rose from 11% to 77%. When we disagree with a former employee who files an unemployment claim, we must file a protest. To win, our protest must be very specific and well-documented.

Our overall rate of winning contested cases is now 90%. In dollars and cents, this means we’ve identified annualized savings in excess of $1.1 million between August and November. For a company of our size, this is significant. We expect to roll this out to our Illinois and California markets in 2015.

Our retail and retail-related customers in the transportation and shipping sectors have just experienced a season of high demand. Our staffing in these sectors has expanded significantly to help them meet their needs.

During the first nine months of this fiscal year, we’ve also focused on cultivating new banking relationships with financial institutions. As we just announced, we are working actively with Carl Marks Advisors to replace the Wells Fargo credit facility.

This work will help secure the credit and capital resources necessary to position CRS for continued growth as we pursue niche acquisition opportunities that will be accretive.

We thank you, our shareholders, for your support during this challenging year and believe 2015 will be even brighter for CRS.